                                                                      EXHIBIT 11

                  (BW)   (NAI-TECHNOLOGIES)(NATL)   NAI  Technologies  announces
completion of private placement of convertible notes and warrants and bank debt extension.

                  LONGMONT, Colo.--(BUSINESS WIRE)--Feb. 15, 1996--NAI Technologies, Inc. (NATL/NASDAQ) today announced the completion of a private placement of approximately $8,000,000 of the company's 12% Convertible Subordinated Promissory Notes due 2001 and Warrants to purchase an aggregate of 4,000,000 shares of the company's Common Stock with a group of private investors.

                  The company also announced that it has executed an amendment to its credit agreement with its bank lenders which amended and extended the payment provisions and reset certain financial covenants on more favorable terms for the company. The credit agreement, as revised, provides for principal payments of $500,000 on each of March 31, 1996, June 30, 1996, September 30, 1996 and December 31, 1996 and $750,000 on the last day of each quarter thereafter, commencing on March 31, 1997 and ending on December 31, 1998, together with accrued and unpaid interest through the applicable payment date. The remaining outstanding principal amount of $7,975,000 is due and payable on January 15, 1999. The interest rate, bank fees, collateral, non-financial covenants and events of default have not been modified by the amendment to the credit agreement.

                  The Notes are convertible by the holder into shares of Common Stock at a conversion price equal to $2.00 per share, subject to adjustment in certain events. Interest on the Notes is payable quarterly commencing April 15, 1996. The Notes mature on January 15, 2001 and are subject to prepayment at any time after the third anniversary of the date of issuance at the option of the company without premium or penalty. The Notes are unsecured obligations of the company subordinate in right of payment to all senior indebtedness of the company. The Warrants entitle the holders thereof to purchase shares of Common Stock at any time and from time to time on or before February 15, 2002, at an exercise price equal to $2.50 per share of Common Stock, subject to adjustment in certain events. The Warrants are detachable and separately transferable.

                  The issuance of the securities was approved by the company's shareholders at a Special Meeting of Shareholders held in Longmont on February 1, 1996. If all of the Notes are converted and all of the Warrants are exercised, the company will have received gross proceeds of $18,000,000 (approximately $16,860,000 net) in exchange for the sale of approximately 49.6% of the shares of Common Stock on a fully-diluted basis, based on shares currently outstanding.

                  Included in the group of investors  were Charles S. Holmes and
C. Shelton James, both of whom are directors of the company.

                  The net proceeds realized by the company from the sale of the securities, after the payment of fees and expenses associated with the offering, including a placement fee, are estimated to be approximately $6,860,000. The company intends to use the net proceeds to pay amounts past due to vendors primarily for raw materials and components as well as for other corporate purposes.

                  NAI Technologies is a diversified international electronics company with strengths in both advanced computer system design and telecommunications. It is a leading provider of rugged computers, peripherals and integrated systems for military, government and commercial applications. In addition, NAI Technologies also supplies transmission enhancement products and rugged, hand-held test equipment for analog, digital and fiber-optic communications and data-interchange networks. The company's diverse customer base includes commercial markets requiring rugged, mobile computer and communications systems, U.S. and foreign armed services, intelligence agencies, the regional Bell operating companies and major worldwide independent telephone companies.

         CONTACT:          ECOM Consultants
                           Robert Frost, 212/696-1133

                                                  -2-